Exhibit 4.2

HORTONWORKS, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

July 23, 2014

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

This AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT (this “Agreement”) is made as of the 23rd day of July, 2014, by and among HORTONWORKS, INC., a Delaware corporation (the “Company”), and the investors listed on Schedule A hereto, each of which, when signing in its capacity as an investor, is herein referred to as an “Investor” and collectively as the “Investors”.

RECITALS

WHEREAS, the Investors hold shares of the Company’s Series A Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”), shares of the Company’s Series B Preferred Stock, par value $0.0001 per share (the “Series B Preferred Stock”), shares of the Company’s Series C Preferred Stock, par value $0.0001 per share (the “Series C Preferred Stock”), shares of the Company’s Series D Preferred Stock, par value $0.0001 per share (the “Series D Preferred Stock” and collectively with the Series A Preferred Stock, the Series B Preferred Stock, and the Series C Preferred Stock, the “Preferred Stock”) and/or shares of the Company’s Common Stock issued upon conversion thereof and, in the case of AT&T (as defined below), shares of the Company’s Common Stock comprising the AT&T Shares (as defined below), and possess registration rights, information rights, rights of first offer and other rights pursuant to an Amended and Restated Investors’ Rights Agreement dated as of March 24, 2014 by and among the Company and the Investors (the “Prior Agreement”), as amended from time to time; and

WHEREAS, the Investors executing this Agreement hold sufficient amounts of securities to amend the Prior Agreement, and the Company and the Investors wish to terminate the Prior Agreement and further desire that this Agreement supersede and replace the Prior Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the Investors and the Company hereby agree that the Prior Agreement shall be superseded and replaced in its entirety by this Agreement, and the parties hereto further agree as follows:

1. Registration Rights. The Company covenants and agrees as follows:

1.1 Definitions. For purposes of this Agreement:

(a) The term “Act” means the Securities Act of 1933, as amended.

(b) The term “Affiliate” means, with respect to any specified person, any other person who or which, directly or indirectly, controls, is controlled by, or is under common control with such specified person, including, without limitation, any direct or indirect subsidiary of such person that is at least 50% controlled by such person, general partner, officer, director or manager of such person and any venture capital fund (or other investment fund) now or hereafter existing that is controlled by one or more general partners or managing members of, or is under common investment management with, such person.

(c) The term “Board of Directors” means the Board of Directors of the Company.

(d) The term “Form S-3” means such form under the Act as in effect on the date hereof or any registration form under the Act subsequently adopted by the SEC that permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(e) The term “Free Writing Prospectus” means a free-writing prospectus, as defined in Rule 405.

(f) The term “Holder” means any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 1.11 hereof. If a person owns or has the right to acquire both Registrable Securities and other securities that are not Registrable Securities, such person shall only be a “Holder” with respect to such Registrable Securities and not with respect to any such other securities.

(g) The term “Initial Offering” means the Company’s first firm commitment underwritten public offering of its Common Stock under the Act.

(h) The term “1934 Act” means the Securities Exchange Act of 1934, as amended.

(i) The terms “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Act, and the declaration or ordering of effectiveness of such registration statement or document.

(j) The term “Registrable Securities” means: (i) the Common Stock issuable or issued upon conversion of the Preferred Stock, (ii) the Common Stock issuable or issued upon conversion of the Series A Preferred Stock issued upon exercise of the Warrant (as defined in the Series A Agreement), (iii) the Common Stock issuable or issued upon exercise of the warrant to purchase shares of Common Stock (the “Common Stock Warrant”) issued to Yahoo! Inc. (“Yahoo!”) dated June 9, 2014, (iv) the Common Stock (together, the “AT&T Shares”) issued pursuant to the Common Stock Purchase Agreement dated September 30, 2013, by and between the Company and SBC Investment Portfolio, LLC, a Delaware limited liability company (“AT&T”), and (v) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for, or in replacement of, the shares referenced in (i), (ii), (iii) or (iv) above, excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which his rights under this Section 1 are not assigned. In addition, the number of shares of Registrable Securities outstanding shall equal the aggregate of the number of shares of Common Stock outstanding that are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities that are, Registrable Securities.

For all purposes herein, with respect to the Common Stock Warrant as described in clause (iii) above, the number of Registrable Securities issuable upon exercise of the Common Stock Warrant shall be calculated to include only the shares of Common Stock that are actually issuable as of any particular date of determination. For example, for purposes of calculating the number of Registrable Securities issuable upon exercise of the Common Stock Warrant, until additional shares of Series D Preferred Stock (or warrants therefore) are actually issued by the Company after the date hereof, the number of Registrable Securities issuable pursuant to Section 1(a)(ii) of the Common Stock Warrant shall be zero and the shares of Common Stock issuable pursuant to Section 1(a)(i) of the Common Stock Warrant shall be the only Registrable Securities issuable upon exercise of such Common Stock Warrant.

(k) The term “Restated Certificate” shall mean the Company’s Amended and Restated Certificate of Incorporation, as amended and/or restated from time to time.

(l) The term “Rule 144” shall mean Rule 144 under the Act.

(m) The term “Rule 144(b)(1)(i)” shall mean subsection (b)(1)(i) of Rule 144 under the Act as it applies to persons who have held shares for more than one (1) year.

(n) The term “Rule 405” shall mean Rule 405 under the Act.

(o) The term “Series A Agreement” shall mean the Series A Preferred Stock Purchase Agreement dated June 21, 2011 by and among the Company and certain of the Existing Investors.

(p) The term “SEC” shall mean the Securities and Exchange Commission.

1.2 Request for Registration.

(a) Subject to the conditions of this Section 1.2, if the Company shall receive at any time after the earlier of (i) five (5) years after the date of this Agreement or (ii) six (6) months after the effective date of the Initial Offering, a written request from the Holders of thirty percent (30%) or more of the Registrable Securities then outstanding (for purposes of this Section 1.2, the “Initiating Holders”) that the Company file a registration statement under the Act covering the registration of Registrable Securities with an anticipated aggregate offering price of at least $10,000,000, then the Company shall, within twenty (20) days of the receipt thereof, give written notice of such request to all Holders, and subject to the limitations of this Section 1.2, use all commercially reasonable efforts to effect, as soon as practicable, the registration under the Act of all Registrable Securities that the Holders request to be registered in a written request received by the Company within twenty (20) days of the mailing of the Company’s notice pursuant to this Section 1.2(a).

(b) If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 1.2, and the Company shall include such information in the written notice referred to in Section 1.2(a). In such event the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by those Initiating Holders holding a majority of the Registrable Securities held by all Initiating Holders (which underwriter or underwriters shall be reasonably acceptable to the Company). Notwithstanding any other provision of this Section 1.2, if the underwriter advises the Company that marketing factors require a limitation on the number of securities underwritten (including Registrable Securities), then the Company shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting shall be allocated to the Holders of such Registrable Securities pro rata based on the number of Registrable Securities held by all such Holders (including the Initiating Holders). In no event shall any Registrable Securities be excluded from such underwriting unless all other securities are first excluded, including securities that are not Registrable Securities held by Holders. For purposes of this Section 1.2(b), any Holder of Registrable Securities that is a venture capital fund (or other investment fund), partnership or corporation, the venture capital funds (or other investment funds), partners, retired partners and stockholders that are Affiliates of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “Holder”. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

(c) Notwithstanding the foregoing, the Company shall not be required to effect a registration pursuant to this Section 1.2:

(i) in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, unless the Company is already subject to service in such jurisdiction and except as may be required under the Act; or

(ii) after the Company has effected two (2) registrations pursuant to this Section 1.2, and such registrations have been declared or ordered effective; or

(iii) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of and ending on a date one hundred eighty (180) days following the effective date of a Company-initiated registration subject to Section 1.3 below, provided that the Company is actively employing in good faith all commercially reasonable efforts to cause such registration statement to become effective; or

(iv) if the Initiating Holders propose to dispose of Registrable Securities that may be registered on Form S-3 pursuant to Section 1.4 hereof; or

(v) if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 1.2 a certificate signed by the Company’s Chief Executive Officer or Chairman of the Board of Directors stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such registration statement to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders, provided that such right shall be exercised by the Company not more than once in any twelve (12) month period and provided further that the Company shall not register any securities for the account of itself or any other stockholder, and shall not register any securities that are not Registrable Securities for the account of any Holder, during such ninety (90) day period (other than a registration relating solely to the sale of securities of participants in a Company stock plan, a registration relating to a corporate reorganization or transaction under Rule 145 of the Act, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered).

1.3 Company Registration.

(a) If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holders or any securities that are not Registrable Securities for the account of any Holder) any of its stock or other securities under the Act in connection with the public offering of such securities (other than (i) a registration relating to a demand pursuant to Section 1.2 or (ii) a registration relating solely to the sale of securities of participants in a Company stock plan, a registration relating to a corporate reorganization or transaction under Rule 145 of the Act, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within twenty (20) days after mailing of such notice by the Company in accordance with Section 3.5, the Company shall, subject to the provisions of Section 1.3(c), use all commercially reasonable efforts to cause to be registered under the Act all of the Registrable Securities that each such Holder requests to be registered.

(b) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 1.3 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The expenses of such withdrawn registration shall be borne by the Company in accordance with Section 1.7 hereof.

(c) Underwriting Requirements. In connection with any offering involving an underwriting of shares of the Company’s capital stock, the Company shall not be required under this Section 1.3 to include any of the Holders’ securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by the Company (or by other persons entitled to select the underwriters) and enter into an underwriting agreement in customary form with such underwriters, and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, that the underwriters determine in their sole discretion will not jeopardize the success of the offering. In no event shall any Registrable Securities be excluded from such offering unless all other stockholders’ securities have been first excluded. In the event that the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be apportioned pro rata among the selling Holders based on the number of Registrable Securities held by all selling Holders or in such other proportions as shall mutually be agreed to by all such selling Holders. Notwithstanding the foregoing, in no event shall the amount of Registrable Securities of the selling Holders included in the offering be reduced below thirty percent (30%) of the total amount of securities included in such offering, unless such offering is the Initial Offering, in which case the Registrable Securities held by the selling Holders may be excluded if the underwriters make the determination described above and no other stockholder’s securities, including securities that are not Registrable Securities held by any Holder, are included in such offering. For purposes of the preceding sentence concerning apportionment, for any selling stockholder that is a Holder of Registrable Securities and that is a venture capital fund (or other investment fund), partnership or corporation, the venture capital funds (or other investment funds), partners, retired partners and stockholders that are Affiliates of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate amount of Registrable Securities owned by all such related entities and individuals.

1.4 Form S-3 Registration. In case the Company shall receive from the Holders of at least thirty percent (30%) of the Registrable Securities then outstanding (for purposes of this Section 1.4, the “S-3 Initiating Holders”) a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company shall:

(a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

(b) use all commercially reasonable efforts to effect, as soon as practicable, such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company, provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 1.4:

(i) if Form S-3 is not available for such offering by the Holders;

(ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters’ discounts or commissions) of less than $5,000,000;

(iii) if the Company shall furnish to all Holders requesting a registration statement pursuant to this Section 1.4 a certificate signed by the Company’s Chief Executive Officer or Chairman of the Board of Directors stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such registration statement to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the S-3 Initiating Holders, provided that such right shall be exercised by the Company not more than once in any twelve (12) month period and provided further that the Company shall not register any securities for the account of itself or any other stockholder, and shall not register any securities that are not Registrable Securities for the account of any Holder, during such ninety (90) day period (other than a registration relating solely to the sale of securities of participants in a Company stock plan, a registration relating to a corporate reorganization or transaction under Rule 145 of the Act, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered);

(iv) if the Company has, within the twelve (12) month period preceding the date of such request, already effected two (2) registrations on Form S-3 pursuant to this Section 1.4;

(v) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance;

(vi) if the Company, within thirty (30) days of receipt of the request of such S-3 Initiating Holders, gives notice of its bona fide intention to effect the filing of a registration statement with the SEC within one hundred twenty (120) days of receipt of such request (other than a registration effected solely to qualify an employee benefit plan or to effect a business combination pursuant to Rule 145), provided that the Company is actively employing in good faith all commercially reasonable efforts to cause such registration statement to become effective; or

(vii) during the period starting with the date thirty (30) days prior to the Company’s good faith estimate of the date of the filing of and ending on a date ninety (90) days following the effective date of a Company-initiated registration subject to Section 1.3 above, provided that the Company is actively employing in good faith all commercially reasonable efforts to cause such registration statement to become effective.

(c) If the S-3 Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 1.4 and the Company shall include such information in the written notice referred to in Section 1.4(a). The provisions of Section 1.2(b) shall be applicable to such request (with the substitution of Section 1.4 for references to Section 1.2).

(d) Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the S-3 Initiating Holders. Registrations effected pursuant to this Section 1.4 shall not be counted as requests for registration effected pursuant to Section 1.2.

1.5 Obligations of the Company. Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) prepare and file with the SEC a registration statement with respect to such Registrable Securities and use all commercially reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the Registration Statement has been completed;

(b) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement;

(c) furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus and any Free Writing Prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

(d) use all commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

(e) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering;

(f) notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus or Free Writing Prospectus (to the extent prepared by or on behalf of the Company) relating thereto is required to be delivered under the Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and, at the request of any such Holder, the Company will, as soon as reasonably practicable, file and furnish to all such Holders a supplement or amendment to such prospectus or Free Writing Prospectus (to the extent prepared by or on behalf of the Company) so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading in light of the circumstances under which they were made;

(g) cause all such Registrable Securities registered pursuant to this Section 1 to be listed on a national exchange or trading system and on each securities exchange and trading system on which similar securities issued by the Company are then listed; and

(h) provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

Notwithstanding the provisions of this Section 1, the Company shall be entitled to postpone or suspend, for a reasonable period of time not to exceed 120 days, the effectiveness or use of, or trading under, any registration statement if the Company shall determine that any such filing or the sale of any securities pursuant to such registration statement would in the good faith judgment of the Board of Directors of the Company:

(i) materially impede, delay or interfere with any material pending or proposed financing, acquisition, corporate reorganization or other similar transaction involving the Company for which the Board of Directors of the Company has authorized negotiations;

(ii) materially adversely impair the consummation of any pending or proposed material offering or sale of any class of securities by the Company; or

(iii) require disclosure of material nonpublic information that, if disclosed at such time, would be materially harmful to the interests of the Company and its stockholders;

provided, however, that during any such period all executive officers and directors of the Company are also prohibited from selling securities of the Company (or any security of any of the Company’s subsidiaries or affiliates), and provided, further, that (A) the Company may not invoke this right more than once in any twelve (12) month period and (B) the Company shall not register any securities for its own account or that of any other stockholder, and shall not register any securities that are not Registrable Securities for the account of any Holder, during such one hundred and twenty (120) day period (other than a registration relating solely to the sale of securities of participants in a Company stock plan, a registration relating to a corporate reorganization or transaction under Rule 145 of the Act, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only

Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered). In the event of the suspension of effectiveness of any registration statement pursuant to this Section 1.5, the applicable time period during which such registration statement is to remain effective shall be extended by that number of days equal to the number of days the effectiveness of such registration statement was suspended.

1.6 Information from Holder. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be reasonably required to effect the registration of such Holder’s Registrable Securities.

1.7 Expenses of Registration. All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications pursuant to Sections 1.2, 1.3 and 1.4, including, without limitation, all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and disbursements of one counsel for the selling Holders shall be borne by the Company. Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1.2 or Section 1.4 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless, in the case of a registration requested under Section 1.2, the Holders of at least a majority of the Registrable Securities then outstanding agree to forfeit their right to one demand registration pursuant to Section 1.2 and provided, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Sections 1.2 and 1.4.

1.8 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

1.9 Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 1:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, members, officers, directors and stockholders of each Holder, legal counsel and accountants for each Holder, any underwriter (as defined in the Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Act or the 1934 Act, against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the Act, the 1934 Act, any state securities laws or any rule or regulation promulgated under the Act, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus, final prospectus, or Free Writing Prospectus contained therein or any amendments or supplements thereto, any issuer information (as defined in Rule 433 of the Act) filed or required to be filed pursuant to Rule 433(d) under the Act or any other document incident to such registration prepared by or on behalf of the Company or used or referred to by the Company, (ii) the omission or alleged omission to state in such registration statement a material fact required to be stated therein, or necessary to make the statements therein not misleading or (iii) any violation or alleged violation by the Company of the Act, the 1934 Act, any state securities laws or any rule or regulation promulgated under the Act, the 1934 Act or any state securities laws, and the Company will reimburse each such Holder, underwriter, controlling person or other aforementioned person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that the indemnity agreement contained in this subsection l.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation that occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter, controlling person or other aforementioned person.

(b) To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Act, legal counsel and accountants for the Company, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Act, the 1934 Act, any state securities laws or any rule or regulation promulgated under the Act, the 1934 Act or any state securities laws, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any person intended to be indemnified pursuant to this subsection l.9(b) for any legal or other expenses reasonably incurred by such person in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that the indemnity agreement contained in this subsection l.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder (which consent shall not be unreasonably withheld), and provided that in no event shall any indemnity under this subsection l.9(b) exceed the net proceeds from the offering received by such Holder.

(c) Promptly after receipt by an indemnified party under this Section 1.9 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one (1) separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of liability to the indemnified party under this Section 1.9 to the extent of such prejudice, but the omission to so deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.9.

(d) If the indemnification provided for in this Section 1.9 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party on the other hand in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations; provided, however, that (i) no contribution by any Holder, when combined with any amounts paid by such Holder pursuant to Section 1.9(b), shall exceed the net proceeds from the offering received by such Holder and (ii) no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) will be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall a Holder’s liability pursuant to this Section 1.9(d), when combined with the amounts paid or payable by such Holder pursuant to Section 1.9(b), exceed the proceeds from the offering received by such Holder (net of any expenses paid by such Holder). The relative fault of the indemnifying party and the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f) The obligations of the Company and Holders under this Section 1.9 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1 and otherwise.

1.10 Reports Under the 1934 Act. With a view to making available to the Holders the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

(a) make and keep public information available, as those terms are understood and defined in Rule 144, at all times after the effective date of the Initial Offering;

(b) file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the 1934 Act; and

(c) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company), the Act and the 1934 Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company and (iii) such other information as may be reasonably requested to avail any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to such form.

1.11 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such securities that (a) is an Affiliate, direct or indirect subsidiary of such person that is at least 50% controlled by such person, parent, partner, limited partner, retired partner, member, retired member or stockholder of such Holder, officer, director or manager of such Holder and/or any venture capital fund (or other investment fund) now or hereafter existing that is controlled by one or more general partners or managing members of, or is under common investment management with, such Holder, and/or, in the case of Index Ventures (as defined below), the advisory or management entity engaged by any Index Ventures Holder or any entity that is advised or managed by the same advisory entity as any Index Venture Holder, (b) is a Holder’s family member or trust for the benefit of an individual Holder, or (c) after such assignment or transfer, holds at least 500,000 shares of Registrable Securities (appropriately adjusted for any stock split, dividend, combination or other recapitalization), provided: (i) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (ii) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement, including, without limitation, the provisions of Section 1.13 below; and (iii) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Act.

1.12 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders holding at least a majority of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder (a) to include any of such securities in any registration filed under Section 1.2, Section 1.3 or Section 1.4 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the amount of the Registrable Securities of the Holders that are included or (b) to demand registration of their securities.

1.13 “Market Stand-Off” Agreement.

(a) Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the Company’s Initial Offering and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (l80) days) (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, in each case held immediately prior to the effectiveness of the Registration Statement for such offering (or any shares of Common Stock issuable or issued upon the conversion, exercise or exchange thereof upon or following the effectiveness of the Registration Statement for such offering) or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, in each case held immediately prior to the effectiveness of the Registration Statement for such offering (or any shares of Common Stock issuable or issued upon the conversion, exercise or exchange thereof upon or following the effectiveness of the Registration Statement for such offering), whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash or otherwise. The foregoing provisions of this Section 1.13 shall apply only to the Company’s Initial Offering, shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall only be applicable to the Holders if all officers, directors and greater than two percent (2%) stockholders of the Company enter into similar agreements. The underwriters in connection with the Company’s Initial Offering are intended third-party beneficiaries of this Section 1.13 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in the Company’s Initial Offering that are consistent with this Section 1.13 or that are necessary to give further effect thereto. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply to all Holders (and the shares or securities of every other person subject to the foregoing restriction) subject to such agreements pro rata based on the number of shares subject to such agreements.

In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period. Notwithstanding the foregoing, if (i) during the last seventeen (17) days of the one hundred eighty (180)-day restricted period, the Company issues an earnings release or material news or a material event relating to the Company occurs; or (ii) prior to the expiration of the one hundred eighty (180)-day restricted period, the Company announces that it will release earnings results during the sixteen (16)-day period beginning on the last day of the one hundred eighty (180)-day period, the restrictions imposed by this Section 1.13 shall continue to apply until the expiration of the eighteen (18)-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

(b) Each Holder agrees that a legend reading substantially as follows shall be placed on all certificates representing all Registrable Securities of each Holder (and the shares or securities of every other person subject to the restriction contained in this Section 1.13):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A LOCK-UP PERIOD AFTER THE EFFECTIVE DATE OF THE ISSUER’S REGISTRATION STATEMENT FILED UNDER THE ACT, AS AMENDED, AS SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE ORIGINAL HOLDER OF THESE SECURITIES, A COPY OF WHICH MAY BE OBTAINED AT THE ISSUER’S PRINCIPAL OFFICE. SUCH LOCK-UP PERIOD IS BINDING ON TRANSFEREES OF THESE SHARES.

1.14 Termination of Registration Rights. No Holder shall be entitled to exercise any right provided for in this Section 1 (a) after five (5) years following a Qualified Public Offering, as that term is defined in the Restated Certificate, (b) as to any Holder, such earlier time after the Initial Offering at which such Holder (i) can sell all shares held by it in compliance with Rule 144(b)(1)(i) or (ii) holds one percent (1%) or less of the Company’s outstanding Common Stock and all Registrable Securities held by such Holder (together with any Affiliate of the Holder with whom such Holder must aggregate its sales under Rule 144) can be sold in any three (3) month period without registration in compliance with Rule 144, or (c) the consummation of a Liquidation Event, as that term is defined in the Restated Certificate, other than a Liquidation Event where the consideration is stock that is not tradable on a national securities exchange.

2. Covenants of the Company.

2.1 Delivery of Financial Statements. The Company shall, upon request, deliver to each Investor (or transferee of an Investor):

(a) as soon as practicable, but in any event within sixty (60) days after the end of each fiscal year of the Company, an income statement for such fiscal year, a balance sheet of the Company and statement of stockholders’ equity as of the end of such year, and a statement of cash flows for such year, such year-end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles (“GAAP”), and audited and certified by independent public accountants of nationally recognized standing selected by the Company’s Board of Directors and acceptable to Yahoo!;

(b) as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, an unaudited income statement, statement of cash flows for such fiscal quarter and an unaudited balance sheet and a statement of stockholders’ equity as of the end of such fiscal quarter, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments and (ii) not contain all notes thereto that may be required in accordance with GAAP);

(c) within thirty (30) days of the end of each month, an unaudited income statement and statement of cash flows for such month, and an unaudited balance sheet and statement of stockholders’ equity as of the end of such month, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments and (ii) not contain all notes thereto that may be required in accordance with GAAP);

(d) as soon as practicable, but in any event at least thirty (30) days prior to the end of each fiscal year, a budget and business plan for the next fiscal year, approved by the Board of Directors, on a monthly basis, including balance sheets, income statements and statements of cash flows for such months and, as soon as prepared, any other budgets or revised budgets prepared by the Company;

(e) as promptly as reasonably practicable after the end of each calendar year, but in any event within thirty (30) calendar days after the end of each calendar year, a detailed capitalization table as of December 31 of such calendar year on a fully-diluted basis, setting out (i) the authorized shares of the Company, (ii) the issued and outstanding shares of the Company on a stockholder-by-stockholder basis, (iii) the outstanding options, warrants and/or other convertible securities of the Company, showing the number of such securities held by each holder thereof, the number and type of shares of capital stock then subject to issuance upon exercise or conversion of such securities, and the extent to which such securities are then vested and exercisable, and (iv) any transfers of shares or other securities during such calendar year; and

(f) such other information relating to the financial condition, business or corporate affairs of the Company as the Investor may from time to time request, provided, however, that the Company shall not be obligated under this subsection (f) or any other subsection of Section 2.1 to provide information that (i) it deems in good faith to be a trade secret or similar confidential proprietary information or (ii) the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

For purposes of Section 2.1(a) above, any of the following independent public accountants shall be acceptable to Yahoo!: Deloitte Touche, PricewaterhouseCoopers, Ernst & Young, KPMG, Grant Thornton and BDO.

If, for any period, the Company has any subsidiary whose accounts are consolidated with those of the Company, then in respect of such period the financial statements delivered pursuant to the foregoing sections shall be the consolidated and consolidating financial statements of the Company and all such consolidated subsidiaries.

The Company further acknowledges and agrees that (a) it will modify its information obligations set forth in this Section 2.1 as reasonably necessary in order to enable Yahoo! to comply with applicable SEC and other public reporting requirements, as the same may be amended or change from time to time, as reasonably determined by Yahoo!, and (b) it will maintain a system of internal accounting controls appropriate for similarly situated companies designed to provide reasonable assurances (i) that transactions, receipts and expenditures of the Company are being executed and made only in accordance with authorizations of management and/or the Board of Directors, (ii) that transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP and (B) to maintain accountability for assets, (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company, (iv) that the amount recorded for assets on the books and records of the Company are compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (v) that accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

Notwithstanding the lead-in to this Section 2.1, but otherwise subject to the terms of this Section 2.1, without any further request by Yahoo!, Teradata Corporation or Hewlett-Packard Company (“HP”), as applicable, the Company shall provide to each of Yahoo!, Teradata Corporation and HP the information described in subsections (a), (b), (c) and (e) of this Section 2.1 in each case in accordance with the deadlines described in such subsections; provided however, the Company shall not be obligated to provide any information pursuant to this Agreement, if the Company determines, in good faith, that such information is competitive, a trade secret or highly confidential. Such information shall be delivered to each of (i) Yahoo!’s Global Controller & Chief Accounting Officer at kothari@yahoo-inc.com or to such other person or persons employed by Yahoo! as Yahoo! may from time to time designate in writing, (ii) Teradata Corporation’s Chief Accounting Officer at samuel.schwartz@teradata.com or to such other person or persons employed by Teradata Corporation as Teradata Corporation may from time to time designate in writing and (iii) HP’s VP Corporate Development at lak.ananth@hp.com or to such other person or persons employed by HP as HP may from time to time designate in writing.

2.2 Inspection. The Company shall permit each Investor, at such Investor’s expense, to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, all at such reasonable times as may be requested by the Investor; provided, however, that the Company shall not be obligated pursuant to this Section 2.2 to provide access to any information that it reasonably considers to be a trade secret or similar confidential information.

2.3 Termination of Information and Inspection Covenants. The covenants set forth in Sections 2.1 and 2.2 shall terminate and be of no further force or effect upon the earlier to occur of (a) a Qualified Public Offering, as that term is defined in the Restated Certificate, (b) when the Company first becomes subject to the periodic reporting requirements of Sections 12(g) or 15(d) of the 1934 Act, whichever event shall first occur or (c) the consummation of a Liquidation Event, as that term is defined in the Restated Certificate, other than a Liquidation Event where any portion of the consideration received by such Investor is stock of a class that is not tradable on a national securities exchange.

2.4 Right of First Offer. Subject to the terms and conditions specified in this Section 2.4, the Company hereby grants to each Investor a right of first offer with respect to future sales by the Company of its Shares (as hereinafter defined). For purposes of this

Section 2.4, the term “Investor” includes any general partners, limited partners, members, direct or indirect subsidiaries of such person that are at least 50% controlled by such person and affiliates of an Investor, and/or any venture capital fund (or other investment fund) now or hereafter existing that is controlled by one or more general partners or managing members of, or is under common investment management with, such Investor. An Investor shall be entitled to apportion the right of first offer hereby granted it among itself and its partners, Affiliates and other aforementioned persons in such proportions as it deems appropriate.

Each time the Company proposes to offer any shares of, or securities convertible into or exchangeable or exercisable for any shares of its capital stock including, without limitation, any such shares or securities issued in connection with debt securities (“Shares”), the Company shall first make an offering of such Shares to each Investor in accordance with the following provisions:

(a) The Company shall deliver a notice in accordance with Section 3.5 (“Notice”) to the Investors stating (i) its bona fide intention to offer such Shares, (ii) the number of such Shares to be offered and (iii) the price and terms upon which it proposes to offer such Shares.

(b) By written notification received by the Company within thirty (30) calendar days after the giving of Notice, each Investor may elect to purchase, at the price and on the terms specified in the Notice, up to that portion of such Shares that equals the proportion that the number of shares of Common Stock that are Registrable Securities issued and held by such Investor (assuming full conversion and exercise of all convertible and exercisable securities then outstanding) bears to the total number of shares of Common Stock of the Company then outstanding (assuming full conversion and exercise of all convertible and exercisable securities then outstanding). The Company shall promptly, in writing, inform each Investor that elects to purchase all the shares available to it (a “Fully-Exercising Investor”) of any other Investor’s failure to do likewise. During the ten (10) day period commencing after such information is given, each Fully-Exercising Investor may elect to purchase that portion of the Shares for which Investors were entitled to subscribe, but which were not subscribed for by the Investors, that is equal to the proportion that the number of shares of Registrable Securities issued and held by such Fully-Exercising Investor bears to the total number of Registrable Securities issued and held, or issuable upon conversion of the Preferred Stock then held, by all Fully-Exercising Investors who wish to purchase some of the unsubscribed shares.

(c) If all Shares that Investors are entitled to obtain pursuant to subsection 2.4(b) are not elected to be obtained as provided in subsection 2.4(b) hereof, the Company may, during the sixty (60) day period following the expiration of the period provided in subsection 2.4(b) hereof, offer the remaining unsubscribed portion of such Shares to any person or persons at a price not less than that, and upon terms no more favorable to the offeree than those, specified in the Notice. If the Company does not enter into an agreement for the sale of the Shares within such period, or if such agreement is not consummated within thirty (30) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Shares shall not be offered unless first reoffered to the Investors in accordance herewith.

(d) The right of first offer in this Section 2.4 shall not be applicable to

(i) the issuance or sale of shares of Common Stock (or options therefor) to employees, directors, consultants and other service providers for the primary purpose of soliciting or retaining their services pursuant to plans or agreements approved by the Company’s Board of Directors, (ii) the issuance of securities pursuant to a bona fide, firmly underwritten public offering of shares of Common Stock registered under the Act, (iii) the issuance of securities pursuant to the conversion or exercise of convertible or exercisable securities outstanding as of the date hereof, (iv) the issuance of securities in connection with a bona fide business acquisition of or by the Company, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise approved by the Board of Directors, (v) the issuance of that certain Warrant to Purchase Shares of Common Stock issued to Yahoo! as of June 9, 2014 and the issuance of shares of Common Stock upon exercise thereof, (vi) the issuance of the shares of Series A Preferred Stock issuable upon exercise of the Warrant (or the Common Stock issuable upon conversion thereof), (vii) the issuance of securities pursuant to any equipment leasing arrangement or debt financing arrangement, which arrangement is approved by the Board of Directors, and is primarily for non-equity financing purposes, (viii) issuance of securities pursuant to the Allocation Agreement dated as of March 24, 2014 by and between the Company and Passport Capital, LLC (“Passport”) (the “IPO Allocation Agreement”), or (ix) the issuance of securities that are specifically deemed not to be subject to the right of first offer in this Section 2.4 by the written consent or affirmative vote of the Investors holding at least a majority of the Common Stock issuable or issued upon conversion of Preferred Stock held by Investors. In addition to the foregoing, the right of first offer in this Section 2.4 shall not be applicable with respect to any Investor in any subsequent offering of Shares if (i) at the time of such offering, the Investor is not an “accredited investor,” as that term is then defined in Rule 501(a) of the Act and (ii) such offering of Shares is otherwise being offered only to accredited investors.

(e) The rights provided in this Section 2.4 may not be assigned or transferred by any Investor; provided, however, that an Investor that is a venture capital fund (or other investment fund), corporation, limited liability company, limited partnership or other entity may assign or transfer such rights to its Affiliates.

(f) The covenants set forth in this Section 2.4 shall terminate and be of no further force or effect upon the consummation of (i) a Qualified Public Offering, as that term is defined in the Restated Certificate or (ii) a Liquidation Event, as that term is defined in the Restated Certificate, other than a Liquidation Event where the consideration is stock that is not tradable on a national securities exchange.

2.5 Key Man Insurance. The Company’s Board of Directors shall maintain key man insurance on terms acceptable to the Company’s Board of Directors.

2.6 Directors and Officers Insurance. The Company shall use commercially reasonable efforts to maintain adequate insurance covering its officers and directors and their related persons for at least $1,000,000, from claims arising from action taken in good faith on behalf of the Company, on terms reasonably acceptable to the Company’s Board of Directors.

2.7 Proprietary Information and Inventions Agreements. The Company shall require all employees and consultants with access to confidential information to execute and deliver a Proprietary Information and Inventions Agreement in substantially the form approved by the Company’s Board of Directors.

2.8 Employee Agreements. Unless approved by the Board of Directors of the Company, all future employees of the Company who shall purchase, or receive options to purchase, shares of Common Stock following the date hereof shall be required to execute stock purchase or option agreements providing for (a) vesting of shares over a four (4) year period with the first twenty five percent (25%) of such shares vesting following twelve (12) months of continued employment or services, and the remaining shares vesting in equal monthly installments over the following thirty six (36) months thereafter and (b) a one hundred and eighty (180)-day lockup period (plus an additional period of up to eighteen (18) days) in connection with the Company’s initial public offering. The Company shall retain a right of first refusal on transfers until the Company’s initial public offering and the right to repurchase unvested shares at the lesser of cost or fair market value.

2.9 Board of Directors Meetings. Unless otherwise approved by a majority of the members of the Board of Directors of the Company, the Board of Directors of the Company shall meet at least six (6) times per year, of which at least four (4) such meetings shall be in person. The Company shall reimburse the reasonable out-of-pocket expenses (including travel expenses) of the members of the Board of Directors of the Company related to attending such meetings. The Company will cause its management team to use commercially reasonable efforts to deliver reporting information to the Board of Directors at least three days prior to each regular meeting of the Board of Directors in the form and having the content determined by the Board of Directors at the first meeting of the Board of Directors to be held following the date of this Agreement (which form of reporting shall only be thereafter changed with the approval of the Board of Directors). Any proposal, offer or indication of interest received by the Company from any person with respect to an equity investment in the Company, or with respect to the consummation of any Liquidation Event or other acquisition of the Company, or of any material portion of its business or assets (other than the license of intellectual property in the ordinary course of the Company’s business), shall be presented to the Board of Directors of the Company as soon as practicable and in any event within seven business days of the Company’s receipt of such proposal, offer or indication of interest.

2.10 Issuance of Series A Preferred Stock. The Company shall not issue any shares of Series A Preferred Stock other than pursuant to the Series A Agreement or the exercise of the Warrant.

2.11 Yahoo! Special Approval Rights. In addition to any other approvals required by law, under this Agreement or otherwise, for so long as Yahoo! continues to hold at least a majority of the Registrable Securities purchased by it pursuant to the Series A Agreement:

Until July 1, 2016, Yahoo!’s prior written approval shall be required prior to (i) the closing of the sale, transfer, exclusive license or other disposition of all or substantially all of the assets (taken as a whole) of the Company or a majority-owned subsidiary of the Company to or (ii) the consummation of the merger or consolidation of the Company or a majority-owned subsidiary of the Company with or into Google Inc. or Facebook, Inc., or any successors to all or substantially all of such corporations’ respective businesses, or any direct or indirect subsidiary of such corporation that is at least 50% controlled by such corporation.

2.12 Successor Indemnification. If the Company or any of its successors or assignees consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, then to the extent necessary, proper provision shall be made so that the successors and assignees of the Company assume the obligations of the Company with respect to indemnification of members of the Board of Directors as in effect immediately before such transaction, whether such obligations are contained in the Company’s Bylaws, its Certificate of Incorporation, or elsewhere, as the case may be.

2.13 Increase to Unallocated Option Pool. The Company shall not increase the number of unallocated shares available for issuance as of the date hereof to employees, directors, consultants and other service providers under the 2011 Stock Option Plan to an amount greater than 10% of the fully diluted capitalization of the Company as of the date hereof without approval by either (A) the Company’s Board of Directors (including each designee of the holders of Series A Preferred Stock and Series B Preferred Stock), or (B) the holders of a majority of the shares of Preferred Stock then outstanding (voting together as a single class on an as-converted basis).

2.14 Termination of Certain Covenants. The covenants set forth in Sections 2.5 through 2.11 and 2.13 shall terminate and be of no further force or effect upon the consummation of (a) a Qualified Public Offering, as that term is defined in the Restated Certificate, or (b) a Liquidation Event, as that term is defined in the Restated Certificate. In addition, Section 2.11 shall terminate and be of no further force or effect upon the consummation of a Yahoo! Change of Control. For purposes of this Agreement, a “Yahoo! Change of Control” shall mean (A) the closing of the sale, transfer, exclusive license or other disposition of all or substantially all of Yahoo!’s assets, (B) the consummation of the merger or consolidation of Yahoo! with or into another entity (except a merger or consolidation in which the holders of capital stock of Yahoo! immediately prior to such merger or consolidation continue to hold at least 50% of the voting power of the capital stock of Yahoo! or the surviving or acquiring entity), (C) the closing of the transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an underwriter of Yahoo!’s securities), of Yahoo!’s securities if, after such closing, such person or group of affiliated persons would hold 50% or more of the outstanding voting stock of Yahoo! (or the surviving or acquiring entity) or (D) a liquidation, dissolution or winding up of Yahoo!.

3. Miscellaneous.

3.1 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any shares of Registrable Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

3.2 Governing Law. Subject to Section 3.10 below, this Agreement shall be governed by and construed under the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California.

3.3 Counterparts; Facsimile. This Agreement may be executed and delivered by facsimile or electronic signature (including pdf) and in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one (1) and the same instrument.

3.4 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

3.5 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given upon the earlier to occur of actual receipt or: (a) upon personal delivery to the party to be notified, (b) when sent by electronic mail if also confirmed by facsimile sent during normal business hours of the recipient, effective as of the delivery of the facsimile; if not sent via facsimile during normal business hours, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. The occurrence of any one of the events set forth in clauses (a) through (d) above shall constitute “Delivery” of notice. All communications shall be sent to the respective parties at the addresses set forth on the signature pages attached hereto (or at such other addresses as shall be specified by notice given in accordance with this Section 3.5). This Section 3.5 shall not apply to HP, and the delivery and notice provisions with respect to HP shall be set forth on its signature page to this Agreement.

3.6 Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

3.7 Entire Agreement; Amendments and Waivers. This Agreement (including the Exhibits hereto, if any) constitutes the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof. Upon the effectiveness of this Agreement, the Prior Agreement shall be deemed amended and restated and superseded and replaced in its entirety by this Agreement, and shall be of no further force or effect. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the Investors holding at least a majority of the Registrable Securities then outstanding; provided that Sections 2.10 and 2.11 of this Agreement may only be amended and the observance of such terms may only be waived (either generally or in a particular instance and either retroactively or prospectively) by Yahoo!, the Investors holding at least a majority of the Registrable Securities then outstanding and the Company; provided further that Section 1.13 of this Agreement may only be amended and the observance of such terms may only be waived on behalf of the Investors (either generally or in a particular instance and either retroactively or prospectively) by the holders of a majority of the shares of Series D Preferred Stock then outstanding, the Company and the Investors holding at least a majority of the Registrable Securities then outstanding; and provided further that any waiver of Section 2.4 of this Agreement by Investors holding at least a majority of the Registrable Securities then outstanding (the “Waiving Holders”) shall not be effective as to any Investor who has not waived such right of first offer unless (x) no Waiving Holder purchases any Shares in such issuance or (B) if any Waiving Holder purchases Shares in such issuance, each Investor shall have been provided the opportunity to purchase up to such Investor’s pro rata share (as calculated in the manner described in Section 2.4) of all of the Shares that are allocated for purchase by the Investors. For purposes of clarification, the Waiving Holders shall have the right to waive the right of first offer contained in Section 2.4 in a partial and proportionate manner such that each Investor that is entitled to a right of first offer pursuant to Section 2.4 is offered the opportunity to purchase its pro rata share (as calculated in the manner described in Section 2.4) of a lesser number of aggregate shares than the actual number of Shares that the Company proposes to offer generally, and any such partial and proportionate waiver shall be binding on each Investor whether or not such Investor has expressly agreed to such partial and proportionate waiver. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Registrable Securities, each future holder of all such Registrable Securities and the Company. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision. Notwithstanding anything herein to the contrary, if any amendment, based solely on a reading of the explicit terms thereof, would alter or change the rights and obligations of an Investor or group of Investors in a manner that is materially and adversely different than the treatment by such amendment of the rights and obligations of other Investors, then such amendment shall also require the written consent of the Investor so adversely affected (in the case of one adversely affected Investor) or the holders of a majority of Registrable Securities held by the group of Investors so adversely affected (in the case of more than one adversely affected Investor).

3.8 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

3.9 Aggregation of Stock. All shares of Registrable Securities held or acquired by affiliated entities (including affiliated venture capital funds (or other investment funds) or venture capital funds (or other investment funds) under common investment management) or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

3.10 Dispute Resolution. Any unresolved controversy or claim arising out of or relating to this Agreement shall be submitted to arbitration by one arbitrator mutually agreed upon by the parties, and if no agreement can be reached within thirty (30) days after names of potential arbitrators have been proposed by the American Arbitration Association (the “AAA”), then by one arbitrator having reasonable experience in corporate finance transactions of the type provided for in this Agreement and who is chosen by the AAA. The arbitration shall take place in the State of California, County of San Mateo, in accordance with the AAA rules then in effect, and judgment upon any award rendered in such arbitration will be binding and may be entered in any court having jurisdiction thereof. There shall be limited discovery prior to the arbitration hearing as follows: (a) exchange of witness lists and copies of documentary evidence and documents relating to or arising out of the issues to be arbitrated, (b) depositions of all party witnesses and (c) such other depositions as may be allowed by the arbitrators upon a showing of good cause. Depositions shall be conducted in accordance with Section 3.2 hereof, the arbitrator shall be required to provide in writing to the parties the basis for the award or order of such arbitrator, and a court reporter shall record all hearings, with such record constituting the official transcript of such proceedings. The prevailing party shall be entitled to reasonable attorney’s fees, costs, and necessary disbursements in addition to any other relief to which such party may be entitled.

3.11 Acknowledgment. The Company acknowledges that certain of the Investors are in the business of venture capital investing (or other types of investing) and therefore review the business plans and related proprietary information of many enterprises, including enterprises which may have products or services which compete directly or indirectly with those of the Company. Nothing in this Agreement shall preclude or in any way restrict the Investors from investing or participating in any particular enterprise whether or not such enterprise has products or services which compete with those of the Company; provided however, the Investors agree that nothing in this Section 3.11 shall limit or otherwise modify any director’s fiduciary duties to the Company.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPANY:

HORTONWORKS, INC.

	By:	/s/ Rob Bearden

	Name:	Rob Bearden

	Title:	Chief Executive Officer

Address:	3460 West Bayshore Road Palo Alto, CA 94303

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTORS:

BLACKROCK GLOBAL OPPORTUNITIES EQUITY TRUST

By:	BlackRock Advisors, LLC
Its:	Investment Advisor

By:	/s/ Tony Kim

Name:	Tony Kim

Title:	MD

Address:

BLACKROCK GLOBAL OPPORTUNITIES PORTFOLIO OF BLACKROCK FUNDS

	By:	BlackRock Advisors, LLC
	Its:	Investment Advisor

By:	/s/ Tony Kim

Name:	Tony Kim

Title:	MD

Address:

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTORS:

BLACKROCK SCIENCE & TECHNOLOGY OPPORTUNITIES PORTFOLIO, A SERIES OF BLACKROCK FUNDS II

By:	BlackRock Advisors, LLC
Its:	Investment Advisor

By:	/s/ Tony Kim

Name:	Tony Kim

Title:	MD

Address:

BLACKROCK U.S. OPPORTUNITIES PORTFOLIO, A SERIES OF BLACKROCK FUNDS

	By:	BlackRock Advisors, LLC
	Its:	Investment Advisor

By:	/s/ Tony Kim

Name:	Tony Kim

Title:	MD

Address:

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTORS:

BLACKROCK GLOBAL OPPORTUNITIES V.I. FUND OF BLACKROCK VARIABLE SERIES FUNDS, INC.

By:	BlackRock Advisors, LLC
Its:	Investment Advisor

By:	/s/ Tony Kim

Name:	Tony Kim

Title:	MD

Address:

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTORS:

PASSPORT PARTNERS MASTER FUND SPC LTD. – PORTFOLIO A

By:	Passport Capital, LLC, its
Investment Manager

By:	/s/ Joanne Cormican
Name: Joanne Cormican
Title: Chief Operating Officer

PASSPORT SPECIAL OPPORTUNITIES MASTER FUND, LP

By:	Passport Capital, LLC, its
Investment Manager

By:	/s/ Joanne Cormican
Name: Joanne Cormican
Title: Chief Operating Officer

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTORS:

BENCHMARK CAPITAL PARTNERS VI, L.P.
as nominee for Benchmark Capital Partners VI, L.P., Benchmark Founders’ Fund VI, L.P., Benchmark Founders’ Fund VI-B, L.P. and related individuals

By: Benchmark Capital Management Co. VI, L.L.C., its general partner

By:	/s/ Steven M. Spurlock

Name:	Steven M. Spurlock

Title:	Managing Member

Address:	2965 Woodside Road
Woodside, CA 94062

BENCHMARK CAPITAL PARTNERS VII, L.P.
as nominee for Benchmark Capital Partners VII, L.P., Benchmark Founders’ Fund VII, L.P., Benchmark Founders’ Fund VII-B, L.P.

By: Benchmark Capital Management Co. VII, L.L.C., its general partner

By:	/s/ Steven M. Spurlock

Name:	Steven M. Spurlock

Title:	Managing Member

Address:	2965 Woodside Road Woodside, CA 94062

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTORS:

YAHOO! INC.

By:	/s/ Jacqueline D. Reses

Name:	Jacqueline D. Reses

Title:	Chief Development Officer

Address:	701 First Avenue

Sunnyvale, CA 94089

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTORS:

INDEX VENTURES IV (JERSEY), L.P.

By: its Managing General Partner:
Index Venture Associates IV Limited

By:	/s/ Paul Willing

Name:	Paul Willing

Title:	Director

Address:	Ogier House
The Esplanade
St Helier
Jersey JE4 9WG
Channel Islands
Attention: Giles Johnstone-Scott

INDEX VENTURES IV PARALLEL ENTREPRENEUR FUND (JERSEY), L.P.

By: its Managing General Partner:
Index Venture Associates IV Limited

By:	/s/ Paul Willing

Name:	Paul Willing

Title:	Director

Address:	Ogier House
The Esplanade
St Helier
Jersey JE4 9WG
Channel Islands
Attention: Giles Johnstone-Scott

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTORS:

INDEX VENTURES V (JERSEY), L.P.

By: its Managing General Partner:
Index Venture Associates V Limited

By:	/s/ Paul Willing

Name:	Paul Willing

Title:	Director

Address:	Ogier House
The Esplanade
St Helier
Jersey JE4 9WG
Channel Islands
Attention: Giles Johnstone-Scott

INDEX VENTURES V PARALLEL ENTREPRENEUR FUND (JERSEY), L.P.

By: its Managing General Partner:
Index Venture Associates V Limited

By:	/s/ Paul Willing

Name:	Paul Willing

Title:	Director

Address:	Ogier House
The Esplanade
St Helier
Jersey JE4 9WG
Channel Islands
Attention: Giles Johnstone-Scott

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTORS:

YUCCA (JERSEY) SLP

By: Ogier Employee Benefit Services Limited as Authorised Signatory of Yucca (Jersey) SLP in its capacity as administrator of the Index Co-Investment Scheme,

By:	/s/ Paul Willing /s/ Giles Johnstone-Scott

Name:	Paul Willing & Giles Johnstone-Scott

Title:	Authorized Signatories

Address:	Ogier House
The Esplanade
St Helier
Jersey JE4 9WG
Channel Islands
Attention: Peter Le Breton

With copies to:
Index Venture Management S.A.
2 rue de Jargonnant
1207 Geneva
Switzerland

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTORS:

TENAYA CAPITAL VI, LP

	By:	Tenaya Capital VI GP, LLC
	Its:	General Partner

	By:	/s/ Dave Markland

	Name:	Dave Markland

	Title:	Attorney in Fact

Address:	3280 Alpine Road
Portola Valley, CA 94028

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTORS:

DRAGONEER OPPORTUNITIES FUND, L.P.

	By:	Dragoneer Global GP, LLC,
	Its:	General Partner

	By:	/s/ Pat Robertson
	Name:	Pat Robertson
	Title:	COO

Address:	101 California Street, Suite 2840 San Francisco, California 94111

DRAGONEER GLOBAL FUND, L.P.

	By:	Dragoneer Global GP, LLC,
	Its:	General Partner

	By:	/s/ Pat Robertson
	Name:	Pat Robertson
	Title:	COO

Address:	101 California Street, Suite 2840 San Francisco, California 94111

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTORS:

HEWLETT-PACKARD COMPANY

By:	/s/ Rishi Varma

	Name:	Rishi Varma
	Title:	SVP, DGC and Assistant Secretary

Address:	3000 Hanover Street
Palo Alto, CA 94304

All notices and other communications to Hewlett-Packard Company given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given: (a) when sent by facsimile during normal business hours of the recipient if a facsimile number is so provided below, effective as of the delivery of the facsimile; if not sent via facsimile during normal business hours, then on the next business day, (b) when sent by electronic mail if an electronic mail address is so provided below, effective as of the delivery of the electronic mail; if not sent via electronic mail during normal business hours, then on the next business day or (c) upon personal delivery to the party to be notified. The occurrence of any one of the events set forth in clauses (a) through (c) above shall constitute “Delivery” of notice to Hewlett-Packard Company. All communications to Hewlett-Packard Company shall be sent to the addresses set forth on this signature page (or at such other addresses as shall be specified by Hewlett-Packard Company).

Hewlett-Packard Company

3000 Hanover Street

Palo Alto, CA 94304

Attention: Head of Corporate Development

Email: corpdevops@hp.com

and

Hewlett-Packard Company

3000 Hanover Street

Palo Alto, CA 94304

Attention: General Counsel

Facsimile No. 650 857-5518

with a copy to (which copy shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

525 University Avenue

Palo Alto, CA 94301

Attention: Leif B. King, Esq.

Facsimile No: (650) 470-4570

Email: leif.king@skadden.com

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

SCHEDULE A

SCHEDULE OF INVESTORS

Benchmark Capital Partners VI, L.P.

Benchmark Capital Partners VII, L.P.

Yahoo! Inc.

Index Ventures IV (Jersey), L.P.

Index Ventures IV Parallel Entrepreneur Fund (Jersey), L.P.

Index Ventures V (Jersey), L.P.

Index Ventures V Parallel Entrepreneur Fund (Jersey), L.P.

Yucca (Jersey) SLP

SV Angel III, L.P.

Teradata Corporation (with respect to its shares of Preferred Stock only)

Tenaya Capital VI, LP

Dragoneer Global Fund, LP

Dragoneer Opportunities Fund, L.P.

SBC Investment Portfolio, LLC (with respect to its shares of Common Stock and Preferred Stock)

BlackRock Global Opportunities Equity Trust

BlackRock Global Opportunities Portfolio of BlackRock Funds

BlackRock Science & Technology Opportunities Portfolio, a series of BlackRock Funds II

BlackRock U.S. Opportunities Portfolio, a series of BlackRock Funds

BlackRock Global Opportunities V.I. Fund of BlackRock Variable Series Funds, Inc.

Passport Partners Master Fund SPC Ltd. – Portfolio A

Passport Special Opportunities Master Fund, LP

Osprey Capital LLC

Hewlett-Packard Company